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                                                                      EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-67865, 333-84607, 333-76195, 333-64084, 333-66408, 333-72428, 333-104728 and
333-113970 on Forms S-8, S-8, S-4, S-3, S-8, S-8, S-3 and S-8, respectively, of our reports dated December 29, 2005 (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph related to a change in the method of accounting for vendor consideration during fiscal 2003 and which report on the effectiveness of internal control over financial reporting expresses a disclaimer of opinion on management's assessment of the effectiveness of internal control over financial reporting because of a scope limitation and expresses an adverse opinion on the effectiveness of internal control over financial reporting because of material weaknesses), relating to the financial statements and financial statement schedule of Tweeter Home Entertainment Group, Inc.'s and management's report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Tweeter Home Entertainment Group, Inc.'s for the year ended September 30, 2005.

Deloitte & Touche LLP

Boston, Massachusetts
December 29, 2005